Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
APRIL 16, 2010

INVESTOR CONTACTS: JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	MEDIA CONTACT: JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES MANDATORY
CONVERSION OF 5.00% PREFERRED STOCK (SERIES 2005)

OKLAHOMA CITY, OKLAHOMA, APRIL 16, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it will convert all 5,000 shares of its outstanding 5.00% Cumulative Convertible Preferred Stock (Series 2005), par value $0.01 per share, into Chesapeake Energy Corporation Common Stock, par value $0.01 per share, on May 3, 2010 (the “Mandatory Conversion Date”).

On the Mandatory Conversion Date, the 5.00% Cumulative Convertible Preferred Stock (Series 2005) will be automatically converted into a number of shares equal to $100.00 divided by the lesser of the conversion price then in effect (anticipated to be $25.55) and the average of the closing prices of our common stock for the five trading days ending on April 29, 2010.  Dividends on the preferred stock will cease to accrue on the Mandatory Conversion Date.  Cash will be paid in lieu of fractional shares of common stock.  No payment or adjustment will be made upon conversion of the preferred stock for accrued dividends with respect to the preferred stock or for dividends with respect to the common stock issued upon conversion.

From and after May 3, 2010, the preferred stock remaining outstanding will be deemed to be no longer outstanding and all rights of the holders with respect to such preferred stock will terminate, except the right to receive the whole shares of common stock issuable upon conversion and cash in lieu of any fractional shares, as described above.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering, acquiring and developing unconventional natural gas and oil onshore in the U.S. Chesapeake’s assets include leading positions in the Barnett, Fayetteville, Haynesville, Marcellus, Bossier and Eagle Ford shale plays (the “Big 6”) and in the Granite Wash and other plays in the Mid-Continent. In addition, the company remains active in the Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, East Texas and Powder River Basin regions of the U.S.  Further information is available at www.chk.com.